UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): December 21, 2006
OCEANEERING INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-10945 (Commission File Number)	95-2628227 (I.R.S. Employer Identification No.)

11911 FM 529
Houston, Texas (Address of principal executive offices)	77041 (Zip Code)
Registrant’s telephone number, including area code: (713) 329-4500

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Item 9.01 Financial Statements and Exhibits.
SIGNATURE
Amended Service Agreement

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Amendment and Restatement of Service Agreement with Mr. Huff
The Previously Existing Service Agreement
     As Oceaneering has previously reported in its proxy statements for its annual meetings for each of the past five years, in November 2001, Oceaneering entered into a Service Agreement (the “Service Agreement”) with Mr. John R. Huff, who was then serving as Oceaneering’s Chairman of the Board and Chief Executive Officer. The Service Agreement replaced Mr. Huff’s prior employment agreement. As did the prior employment agreement, the Service Agreement provides medical coverage on an after-tax basis to Mr. Huff, his spouse and children during his employment with Oceaneering and thereafter for their lives. The Service Agreement provides for a specific employment period (which, as subsequently amended, extends through December 31, 2006), followed by a specific service period ending no later than August 15, 2011 (the “Post-Employment Service Period”), during which time Mr. Huff, acting as an independent contractor, will serve as nonexecutive Chairman of Oceaneering’s Board of Directors if the Board requests that he serve in such capacity.
     During the employment period under the Service Agreement, Mr. Huff’s compensation has consisted of an annual base salary, contributions by Oceaneering into its supplemental executive retirement plan, an annual bonus and an aggregate long-term incentive opportunity no less than that existing at the commencement of the Service Agreement, as subsequently increased, and certain perquisites and administrative assistance. The Service Agreement provides that, if his employment is terminated during his employment period by Oceaneering for reasons other than cause (as defined), by Mr. Huff for good reason (as defined) or by reason of Mr. Huff’s death or disability:
•	Mr. Huff (or his estate) would be entitled to receive a termination package consisting of: (1) an amount equaling his highest rate of annual base salary during his employment with Oceaneering multiplied by the sum of ten and the number of years then remaining in the unexpired portion of his employment period; (2) an amount equal to the value of the maximum award he would have been eligible to receive under the then-current fiscal year bonus plan; and (3) an amount equal to the maximum percentage of his annual base salary contributed by Oceaneering for him in its supplemental executive retirement plan for the then-current year multiplied by his highest annual rate of base salary;

•	all of Mr. Huff’s then outstanding stock options would immediately vest and become exercisable, or he would be entitled to elect to be paid an amount equal to the spread between the exercise price and the higher market value for the shares of Common Stock underlying those options;

•	Mr. Huff’s benefits under all compensation plans, including restricted stock and stock unit agreements, would become payable to him as if all contingencies for payment and maximum level of performance had been met;

•	Mr. Huff would receive benefits under all other plans he participates in for three years; and

•	Mr. Huff would be entitled to receive certain perquisites and administrative assistance for ten years from the date of any such termination.
     The Service Agreement provides that, following the completion of Mr. Huff’s employment period, Oceaneering may request that he serve as Chairman of the Board during the Post-Employment Service Period, and if he refuses to serve and Oceaneering is fulfilling its obligations under the Service Agreement, no salary or benefits not previously vested as of the time of his refusal would be payable to him under the Service Agreement. If Mr. Huff is not requested to serve as Chairman of the Board or if he does serve as Chairman of the Board for any portion of the Post-Employment Service Period and his service as Chairman of the Board thereafter terminates at any time and for any reason (other than his refusal to serve during the Post-Employment Service Period), including by reason of his death or disability, or the failure of Oceaneering to fulfill its obligations under the Service Agreement, he will be entitled to receive the termination package described above, except that an amount equal to the highest annual rate of base salary earned during the employment period ($800,000 per year) will be paid to him over ten years (rather than in a lump sum); provided that, in the event of his subsequent death or a subsequent change of control, the aggregate amount of all such payments would be accelerated and immediately payable. During the Post-Employment Service Period, for so long as Mr. Huff is serving as Chairman of the Board, his annual rate of cash compensation would be equal to 50% of his highest annual base salary during the employment period (or $400,000 per year). In addition, throughout that period, Mr. Huff would continue to receive certain perquisites and administrative assistance, and he would continue to participate in plans he participated in during 2006; however, he would not be eligible for subsequent grants or contributions made under any such plan after that date.
The Amendment and Restatement
     As Oceaneering previously reported in its Current Report on Form 8-K dated August 25, 2006, the Compensation Committee of Oceaneering’s Board of Directors (the “Compensation Committee”) has been considering making timely modifications to the Service Agreement to address changes in the tax law and anticipated additional guidance from the Internal Revenue Service regarding “nonqualified deferred compensation arrangements” under Section 409A of the Internal Revenue Code. In the absence of appropriate modifications, the impact of these tax law changes could result in a 20% additional tax payable by Mr. Huff, at least some of which would be recoverable by Mr. Huff from Oceaneering under tax reimbursement provisions applicable to the lifetime medical care benefits described above.
     On December 21, 2006, acting pursuant to a recommendation of the Compensation Committee, the Board of Directors of Oceaneering approved an amendment and restatement of the Service Agreement (the “Amended Service Agreement”). Although the

principal purpose for entering into the Amended Service Agreement was to address issues arising under Section 409A of the Internal Revenue Code, the Amended Service Agreement also clarifies or resolves several other issues that existed under the Service Agreement.
     The Amended Service Agreement, among other things, provides for:
•	the commencement of the Post-Employment Service Period on December 31, 2006;

•	a $6.4 million lump-sum cash buyout of Mr. Huff’s entitlement to perquisites and administrative assistance for ten years from the termination of the Post-Employment Service Period, with the lump-sum amount being payable in 2007 and being equal to a negotiated net present value of those items;

•	annual payments of $765,000 in 2007, $540,000 in 2008, $540,000 in 2009 and $540,000 in 2010, in each case as long as Mr. Huff is then continuing to serve as Oceaneering’s Chairman of the Board, in lieu of the perquisites to which Mr. Huff would have been entitled during the Post-Employment Service Period;

•	a tax-protection clause, to ensure that Mr. Huff would not be adversely impacted by taxes under Section 409A of the Internal Revenue Code in the event the amendments effected pursuant to the Amended Service Agreement (including those described above) are insufficient to ensure that the arrangements with Mr. Huff do not constitute “nonqualified deferred compensation arrangements,” provided that Mr. Huff must agree to changes in the Amended Service Agreement and his separate Change of Control Agreement to satisfy the requirements of the applicable provisions of Section 409A and applicable Treasury Regulations yet to be finalized, unless such changes would cause more than insubstantial harm to him;

•	the continuation of long-term incentive plan awards to Mr. Huff in 2007 and 2008 at a level equal to the awards granted to Oceaneering’s CEO, to: (1) partially compensate Mr. Huff for the understanding that he will provide services in addition to those normally provided by a chairman of the board (“Additional Services”), with those Additional Services to be as mutually agreed but to initially involve assistance with strategic initiatives and business expansion efforts; and (2) place Mr. Huff in the equivalent position as if a three-year award had been granted in 2005, as would have been anticipated based on the practice in effect in 2001;

•	the entitlement for Mr. Huff to receive, after 2007 and 2008, the same pay as other nonemployee directors of Oceaneering during the period that Mr. Huff continues to serve as a director of Oceaneering (in addition to the $400,000 amount per year for up to five years if Mr. Huff continues to serve as Chairman of the Board during the Post-Employment Service Period), to provide compensation for the post-2008 portion of the Post-Employment Service Period for the understanding that Mr. Huff will provide Additional Services; and

•	in the event of his disability, the provision of the same acceleration of payment of the benefits payable to him for the ten years following the Post-Employment Service Period as would be available in the event of his death or a change of control (a lump-sum, undiscounted payment).
     As part of its actions on December 21, 2006, Oceaneering’s Board of Directors also formally requested that Mr. Huff begin the Post-Employment Service Period by continuing to serve as Chairman of the Board. Mr. Huff has expressed his intention to do so.
Impact on Financial Statements
     Oceaneering has been recording quarterly accruals for the amounts to be paid to Mr. Huff in the ten-year period following the expiration of the Post-Employment Service Period (which is currently assumed to extend until August 15, 2011). As a result of the agreement to effect the lump-sum cash buyout of Mr. Huff’s entitlement to perquisites and administrative assistance for that ten-year period, as reflected in the Amended Service Agreement, Oceaneering expects to record a $2.8 million increase in the accrued liability associated with this arrangement in the quarter ending December 31, 2006. This will result in a corresponding after-tax charge to Oceaneering’s net income in the quarter ending December 31, 2006 of approximately $1.8 million.
     Statements in this report that express a belief, expectation or intention, as well as those that are not historical fact, are forward looking. The forward-looking statements in this report include the statements concerning the expected financial impact of the lump-sum cash buyout arrangement described above on Oceaneering’s net income for the fourth quarter of 2006. Furthermore, Oceaneering has not yet completed its analysis of any other financial statement effects the Amended and Restated Service Agreement may have. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on current information and expectations of Oceaneering.

Item 9.01	Financial Statements and Exhibits.
(c)	Exhibits
     10.1 Amended and Restated Service Agreement dated as of December 21, 2006 by and between Oceaneering International, Inc. and John R. Huff.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OCEANEERING INTERNATIONAL, INC.
By:	/s/ George R. Haubenreich, Jr.
George R. Haubenreich, Jr.
Senior Vice President, General Counsel and Secretary

Date: December 21, 2006

EXHIBIT INDEX

No.	Description
10.1	Amended and Restated Service Agreement dated as of December 21, 2006 by and between Oceaneering International, Inc. and John R. Huff.